Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated May 16, 2013 and effective on the date of consummation of the initial public offering of the Company’s common stock (the “Effective Date”), is by and between REGADO BIOSCIENCES, INC., a Delaware corporation (the “Company”) and ALEXANDER R. GIAQUINTO, Ph.D. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company as its Senior Vice-President of Regulatory Affairs and Quality Assurance and Chief Compliance Officer pursuant to the terms of an employment agreement dated November 4, 2008 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Senior Vice-President of Regulatory Affairs and Quality Assurance and Chief Compliance Officer and the Executive desires to accept such continued employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERMINATION OF PRIOR AGREEMENT; EMPLOYMENT AT WILL

Section 1.1. Employment and Acceptance. Effective as of the Commencement Date, the Company shall continue to employ the Executive, and the Executive shall accept such continued employment and continue to serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Termination of Prior Employment Agreement. Effective as of 11:59 p.m. on the day immediately prior to the Effective Date, the Prior Employment Agreement shall automatically terminate and be of no further force and effect.

Section 1.3. Employment At Will. Executive acknowledges that his continued employment with the Company is At-Will and this Agreement does not create any obligation on the Executive’s part to work for the Company nor for the Company to employ the Executive for any fixed period of time, and the Executive’s employment with the Company may be terminated either by the Executive or by the Company at any time, with or without cause or notice. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.2(a)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall continue to employ the Executive to render services to the in the capacity of Senior Vice-President of Regulatory Affairs and Quality Assurance and Chief Compliance Officer.

Section 2.2. Duties. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”) and be subject to the lawful direction of the Company’s Board of Directors (the “Board”) and/or the CEO. The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Senior Vice-President of Regulatory Affairs and Quality Assurance and Chief Compliance Officer, as the Board and/or the CEO shall from time to time direct. During the period of the Executive’s continued employment with the Company, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board and/or the CEO, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) an officer of any of the Company’s subsidiaries or other Affiliates (as defined below), and/or (b) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall be expected to devote three (3) full days per week to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent, provided that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs, (ii) managing the Executive’s passive personal investments, or (iii) continuing to serve on boards of directors (or similar governing bodies) and/or advisory boards of companies and charitable organizations on which the Executive served prior to the commencement of his employment with the Company, so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Board).

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall vary between the Executive’s home office located in XXXXXX, Florida and the principal executive office of the Company (currently located in Basking Ridge, New Jersey) as the Executive sees fit. Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the period of his continued employment hereunder (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a) Base Salary. During the Executive’s continued employment hereunder, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $171,164, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base salary shall be subject to periodic adjustments as the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time. Executive acknowledges and agrees that, although his regularly scheduled work hours are limited to three (3) full days per week, as an exempt employee, the Executive (i) will be expected to work during his regularly scheduled hours, as well as, from time to time and as mutually agreed between the Executive and the President and CEO of the Company, any such additional hours as are reasonably necessary to satisfactorily perform his job duties, and (b) is not entitled to additional or overtime compensation for hours and/or days worked in excess of three (3) full days per week.

(b) Annual Bonus. For each calendar year ending during the Executive’s continued employment with the Company (beginning with the calendar year ending December 31, 2013), the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to thirty-five percent (35%) of the Base Salary earned by the Executive for such calendar year. The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Board or the Compensation Committee (taking into account the input of the CEO with respect to the establishment of the Executive’s individual objectives) for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year shall be made by the Board or the Compensation Committee (taking into account the input of the CEO with respect to the level of achievement of the Executive’s individual objectives), in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company at the time of such payment.

(c) Equity Compensation. Subject to the terms of the Company’s 2004 Equity Compensation Plan, as amended (the “2004 Plan”), the Executive was granted options to purchase shares of the Company’s common stock (the “Prior Grants”) pursuant to the terms of stock option agreements between the parties hereto entered into as of November 10, 2008 April 30, 2010 and April 25 2012 (the “Prior Grant Agreements”). For purposes of clarification, except as otherwise provided in Section 4.4 hereof, nothing in this Agreement shall be deemed to alter, limit or abrogate the terms of the Prior Grant Agreements or the Executive’s rights with respect to the Prior Grants. During the period of the Executive’s continued employment hereunder, subject to the terms and conditions established within the Company’s 2013 Equity Compensation Plan or any successor equity compensation plan as may be in place from time to time (the “2013 Plan”) and separate Award Agreements (as defined in the 2013 Plan), the Executive also shall be eligible to receive from time to time additional Stock Options, Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and/or Other Stock-Based Awards (as such capitalized terms are defined in the 2013 Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

(d) Benefit Plans. As a part-time employee regularly scheduled to work only three (3) days per week, the Executive is not eligible to participate in the Company’s group health insurance or flexible spending plans, but is eligible to participate in the Company’s 401(k) plan (to the extent permissible under the general terms and provisions of such plan and in accordance with the provisions thereof). The Company may amend, modify or rescind any employee benefit plan or program without notice in its discretion.

(e) Paid Vacation. The Executive shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time; provided, however, that the Executive shall be entitled to no less than twelve (12) paid vacation days per calendar year during his continued employment.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the period of his continued employment hereunder, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination of Employment. As set forth in Section 1.3, the Executive’s employment with the Company is At-Will and, accordingly, this Agreement and the Executive’s employment hereunder may be terminated at any time, with or without cause or notice. Without altering the Executive’s status as an At-Will employee, as a matter of professional courtesy, the

Company requests that the Executive provide notice of his resignation at least two (2) weeks prior to the effective date of his resignation; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. Further, without altering the Executive’s status as an At-Will employee, the Company will endeavor to give the Executive two (2) weeks prior notice of termination of employment if, under the circumstances, it is appropriate in the judgment of the Company to do so.

Section 4.2 Company’s Obligations upon Termination. Upon the termination of the Executive’s employment with the Company, whether with or without cause or notice and whether initiated by the Executive or the Company, the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(a) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(b) the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies);

(c) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date, but not yet reimbursed; and

(d) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3 Removal from any Boards and Position. If the Executive’s employment with the Company terminates for any reason or no reason (whether initiated by the Company or the Executive), he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

Section 4.4. Equity Vesting Acceleration.

(a) In the event that, within twelve (12) months following a Change in Control (as defined below) of the Company, the Company terminates the Executive’s employment hereunder without Cause (as defined below) (other than by reason of death or Disability (as defined below)) or the Executive resigns for Good Reason (as defined below), all stock options and other awards that the Executive may have under the 2004 Plan and the 2013 Plan shall vest and, in the case of stock options or like awards, become exercisable, to the extent not already vested and (if applicable) exercisable, on the Termination Date.

(b) As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

(c) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) gross negligence or willful misconduct by the Executive, or failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the Board or the CEO from time to time, which is not cured upon ten (10) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the reasonable discretion of the Board); or (iv) the Executive violates the Covenants Agreement (as defined in Section 5.1 below)

(d) As used in this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(e) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Executive’s Base Salary; (3) a material diminution in the Executive’s authority, duties or responsibilities; or (4) the Company requires that Executive’s principal place of business for the performance of his duties under this Agreement be located outside of a 50 mile radius of Naples, Florida; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Company Proprietary Information, Inventions, and Noncompetition Agreement. The Executive acknowledges and confirms that the Proprietary Information, Inventions, and Noncompetition Agreement executed by the Executive in favor of the Company on April 30, 2009 (“Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon the Executive. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3. Entire Agreement. This Agreement, the Covenants Agreement and the Prior Grant Agreements contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment hereunder and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement, the Covenants Agreement or the Prior Grant Agreements (including, without limitation, the Prior Employment Agreement). Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, in the Covenants Agreement or in the Prior Grant Agreements. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, the Prior Employment Agreement or any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement, the Covenants Agreement or the Prior Grant Agreements shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party or, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Regado Biosciences, Inc.

120 Mountain View Boulevard

Basking Ridge, NJ 07920

Attn: Board of Directors

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Michael J. Lerner, Esq.

If to the Executive, to:

Alexander R. Giaquinto, Ph.D.

Any person named above may designate another address by giving notice in accordance with this Section to the other persons named above.

Section 5.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of New Jersey and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.10. Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.17. 280G Modified Cutback.

(a) If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating accelerated vesting of stock options or similar awards, then reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c) For purposes of this Section 5.17, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Regado Biosciences, Inc.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, Ph.D.
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Alexander R. Giaquinto
Alexander R. Giaquinto, Ph.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]